NEWS RELEASE
TSX: SCY
October 11, 2019
NR 19-12
www.scandiummining.com

Scandium International Mining Corp. Announces Resignation of Board Director

Vancouver, B.C., Canada – October 11, 2019 – Scandium International Mining Corp. (TSX: SCY) (the “Company”) announced today the resignation of Andrew Greig from the Board of Directors of Scandium International Mining Corp., for personal reasons. Mr. Greig was appointed to the SCY Board as an independent Director in August of 2015, and will remain as an advisor to the Company and the Board as a member of the SCY Advisory Committee. In this advisory role, Andy remains able to support and contribute to the engineering, construction management, and build-out of the Nyngan Scandium Project, at such time as the Company moves forward with project construction.

Mr. Greig has 35 years of experience in the mining and natural resource industry with Bechtel Group Inc., a global engineering, construction and project management company. He has extensive experience in developing minerals, resource, power, refining, and chemical projects in 20 countries across six continents.

Mr. William B. Harris, Chairman of SCY commented as follows:
“The entire SCY Board wishes to thank Andy for his four-year participation on the Board, and is pleased to have continuing access to his significant project and construction management experience, and his wisdom and counsel, through his position on the Board Advisory Committee.”

For further information, please contact:
Edward Dickinson, CFO
Tel: 775-233-7328

George Putnam, President and CEO
Tel: 925-208-1775

Email: info@scandiummining.com